Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PIONEER EXPLORATION INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

10 Yosemite Valley Road
Watch Hill, Rhode Island  02891-5622
(401) 596-1859
(Address of Principal and Telephone Number of Executive Offices)

2013 Non-Qualified Stock Option Plan
(Full title of the plans)

Laughlin Associates, Inc.
2535 N. Carson St.
Carson City, Nevada  89706
(Name and address of agent for service)

(888) 273-8152
(Telephone number, including area code, of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington   99201
(509) 624-1475

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered (1)	Share	Offering Price(2)	Registration Fee
Common Stock, $0.001 par value per share	5,000,000	$0.09	$450,000	$61.38

(1)            Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)            Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Pioneer Exploration Inc., a Nevada corporation (the “Company” or the “Registrant”), and the Pioneer Exploration Inc. 2013 Non-Qualified Stock Option Plan (the “Plan”) relating to 5,000,000 shares of its Common Stock, par value $0.001 per share (the “Common Stock”), to be offered and sold to accounts of eligible persons of the Company under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.              INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)	Our last Form 10-K filed with the Securities and Exchange Commission (“SEC”).

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-K to pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

ITEM 4.              DESCRIPTION OF SECURITIES.

Common Stock

Our authorized capital stock consists of 65,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Transfer Agent

Our transfer agent is Empire Stock Transfer Company, 1859 Whitney Mesa Drive, Henderson, Nevada 89014.  Telephone - (702) 818-5898.

ITEM 5.              INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.              INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.              EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.              EXHIBITS.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation.	SB-2	7/13/06	3.1

3.2	Bylaws.	SB-2	7/13/06	3.2

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Property Purchase Agreement dated August 25, 2005.	SB-2	7/13/06	10.1

10.2	Declaration of Trust.	SB-2	7/13/06	10.2

10.3	Geological Report on the Pipe Claims.	SB-2	7/13/06	10.3

10.4	Letter Agreement dated November 5, 2008 between Pioneer Exploration Inc. and Scott Macleod.	8-K	11/13/08	10.4

10.5	Letter Agreement dated November 5, 2008 between Pioneer Exploration Inc. and Ian McGavney.	8-K	11/13/08	10.5

10.6	Share Purchase Agreement dated November 20, 2008 between Pioneer Exploration Inc. and Scott Macleod.	8-K	11/26/08	10.6

10.7	Share Purchase Agreement dated November 20, 2008 between Pioneer Exploration Inc. and Ian McGavney.	8-K	11/26/08	10.7

10.8	Promissory Note dated November 20, 2008 given to Tiger Ventures Group Ltd. by Pioneer Exploration Inc.	10-K	12/02/08	10.8

10.9	Promissory Note dated February 19, 2009 given to Blue Cove Holdings Inc. by Pioneer Exploration Inc.	10-K	12/10/09	10.9

10.10	Promissory Note dated May 15, 2009 given to Blue Cove Holdings Inc. by Pioneer Exploration Inc.	10-K	12/10/09	10.10

10.11	Share Purchase Agreement and Promissory Note dated November 30, 2009 between Pioneer Exploration Inc. and Skye Capital Corporation.	10-K	12/10/09	10.11

10.12	Letter Agreement dated October 7, 2011 between Pioneer and Angelo Scola.	8-K	10/12/11	10.12

10.13	Share Purchase Agreement dated October 28, 2011 between Pioneer and Angelo Scola.	8-K	11/01/11	10.13

10.14	2013 Non-Qualified Stock Option Plan.				X

14.1	Code of Ethics.	10-Q	4/06/08	14.1

23.1	Consent of Manning Elliot, Chartered Accountants				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Disclosure Committee Charter.	10-Q	4/20/09	99.1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-8 Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 12th day of February, 2013.

PIONEER EXPLORATION INC.
(the “Registrant”)

BY:	ANGELO SCOLA
Angelo Scola
Principal Executive Officer, Principal Financial
Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

ANGELO SCOLA	Principal Executive Officer, Principal Financial	February 12, 2013
Angelo Scola	Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation.	SB-2	7/13/06	3.1

3.2	Bylaws.	SB-2	7/13/06	3.2

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Property Purchase Agreement dated August 25, 2005.	SB-2	7/13/06	10.1

10.2	Declaration of Trust.	SB-2	7/13/06	10.2

10.3	Geological Report on the Pipe Claims.	SB-2	7/13/06	10.3

10.4	Letter Agreement dated November 5, 2008 between Pioneer Exploration Inc. and Scott Macleod.	8-K	11/13/08	10.4

10.5	Letter Agreement dated November 5, 2008 between Pioneer Exploration Inc. and Ian McGavney.	8-K	11/13/08	10.5

10.6	Share Purchase Agreement dated November 20, 2008 between Pioneer Exploration Inc. and Scott Macleod.	8-K	11/26/08	10.6

10.7	Share Purchase Agreement dated November 20, 2008 between Pioneer Exploration Inc. and Ian McGavney.	8-K	11/26/08	10.7

10.8	Promissory Note dated November 20, 2008 given to Tiger Ventures Group Ltd. by Pioneer Exploration Inc.	10-K	12/02/08	10.8

10.9	Promissory Note dated February 19, 2009 given to Blue Cove Holdings Inc. by Pioneer Exploration Inc.	10-K	12/10/09	10.9

10.10	Promissory Note dated May 15, 2009 given to Blue Cove Holdings Inc. by Pioneer Exploration Inc.	10-K	12/10/09	10.10

10.11	Share Purchase Agreement and Promissory Note dated November 30, 2009 between Pioneer Exploration Inc. and Skye Capital Corporation.	10-K	12/10/09	10.11

10.12	Letter Agreement dated October 7, 2011 between Pioneer and Angelo Scola.	8-K	10/12/11	10.12

10.13	Share Purchase Agreement dated October 28, 2011 between Pioneer and Angelo Scola.	8-K	11/01/11	10.13

10.14	2013 Non-Qualified Stock Option Plan.				X

14.1	Code of Ethics.	10-Q	4/06/08	14.1

23.1	Consent of Manning Elliott, Chartered Accountants				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Disclosure Committee Charter.	10-Q	4/20/09	99.1